Exhibit 16.1

September 26, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated September 26, 2014 of Royal Bancshares of Pennsylvania, Inc. and agree with the statements concerning our Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ParenteBeard LLC